Exhibit 23.2
INDEPENDENT AUDITORS’ CONSENT
Board of Directors
NNN Realty Advisors, Inc.
We consent to the use in this Registration Statement on Form S-1 of our reports dated as follows: February 9, 2007, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for Southpointe Office Parke and Epler Parke I; February 9, 2007, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for Crawfordsville Medical Office Park and Athens Surgery Center; April 27, 2007, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for 200 Galleria; May 4, 2007, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for Hunter Plaza; May 4, 2007, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for Three Resource Center; May 1, 2007, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for 1600 Parkwood; May 4, 2007, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2006, for Parkway 400 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

KMJ Corbin & Company LLP
Irvine, California
May 7, 2007